Exhibit 99.1

GERBER SCIENTIFIC, INC. ANNOUNCES FISCAL 2007 SECOND QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported net income of $3.7 million for the second quarter of fiscal 2007, or $0.16 per diluted share, on revenue of $145.0 million, compared with a net loss of $0.1 million, or $0.01 per diluted share, on revenue of $134.0 million for the second quarter of fiscal 2006. Foreign currency translation had the effect of increasing revenue by approximately $3.3 million in the second quarter of fiscal 2007 compared with the second quarter of fiscal 2006. The prior year second quarter net loss included a pre-tax charge of $2.5 million, or $0.07 per diluted share, associated with the early extinguishment of the Company's former credit facility.

For the six months ended October 31, 2006, the Company reported net income of $5.7 million, or $0.25 per diluted share, on revenue of $282.5 million, compared with a net loss of $1.2 million, or $0.05 per diluted share, on revenue of $262.7 million for the six months ended October 31, 2005. Foreign currency translation had the effect of increasing revenue by approximately $5.8 million for the six months ended October 31, 2006, as compared with the six months ended October 31, 2005. The Company's net loss for the six months ended October 31, 2005 included the $2.5 million charge associated with the early extinguishment of the Company's former credit facility and a $2.3 million tax charge associated with the reversal of a deferred tax asset in the United Kingdom. These items negatively impacted the prior year-to-date diluted earnings per share by $0.18.

Marc T. Giles, President and Chief Executive Officer, said: "Fiscal 2007 results through October 31, 2006 are strong, with year-to-date revenue growth of over 7 percent. During the second quarter, new products and sales to Asian markets significantly contributed to this growth as compared with the prior year. This revenue growth is contributing significantly to our operating profit, which during the second quarter increased $1.6 million, or over 34 percent, as compared to the prior year."

For additional information please see our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2006, which will be filed with the Securities and Exchange Commission.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making and specialty graphics, apparel and flexible materials and ophthalmic lens processing industries. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows and product launches are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2006 under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Influence Future Results," as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company's forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments, rapid technological advances, availability and cost of raw materials, apparel trade quotas, volatility in foreign currency exchange rates and fluctuations in interest rates. The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law. Actual future results or events may differ materially from these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
In thousands, except per share data	Quarter Ended October 31,		Six Months Ended October 31,
	2006	2005	2006	2005
Revenue:
Product sales	$128,423	$118,376	$249,835	$231,793
Service sales	16,626	15,585	32,702	30,932
	145,049	133,961	282,537	262,725
Costs and Expenses:
Cost of products sold	91,272	84,205	177,520	164,070
Cost of services sold	10,145	9,306	19,680	18,949
Selling, general and administrative expenses	30,990	29,308	62,353	58,883
Research and development	6,175	6,518	12,143	12,830
Restructuring charges	---	(195)	---	(231)
	138,582	129,142	271,696	254,501

Operating income	6,467	4,819	10,841	8,224

Other income (expense), net	279	(508)	120	(683)
Loss on early extinguishment of debt	---	(2,483)	---	(2,483)
Interest expense	(971)	(1,525)	(1,748)	(2,956)

Income before income taxes	5,775	303	9,213	2,102
Income tax expense	2,086	427	3,500	3,309
Net income (loss)	$ 3,689	$ (124)	$ 5,713	$ (1,207)

Earnings (Loss) per share of common stock:
Basic	$0.16	$(0.01)	$0.25	$(0.05)
Diluted	$0.16	$(0.01)	$0.25	$(0.05)

Weighted average shares outstanding:
Basic	22,854	22,368	22,737	22,340
Diluted	23,343	22,368	23,183	22,340

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	October 31, 2006	April 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$ 10,312	$ 14,145
Accounts receivable, net	100,150	92,422
Inventories	59,163	53,794
Prepaid expenses and other current assets	16,100	16,718
Total current assets	185,725	177,079

Property, plant and equipment, net	36,617	38,366
Goodwill	52,218	51,554
Deferred income taxes	28,285	27,696
Other assets	15,500	15,785
Total assets	$318,345	$310,480

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$ 831	$ 284
Accounts payable	47,852	53,886
Accrued and other liabilities	56,365	57,248
Total current liabilities	105,048	111,418

Long-term debt	39,954	36,836
Other long-term liabilities	36,009	36,610

Shareholders' equity	137,334	125,616
Total liabilities and shareholders' equity	$318,345	$310,480

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